Exhibit 10.1

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

DATED AS OF APRIL 27, 2021

AMONG

LATHAM GROUP, INC.

AND

THE OTHER PARTIES HERETO

TABLE OF CONTENTS

ARTICLE I INTRODUCTORY MATTERS		1
1.1	Defined Terms	1
1.2	Construction	4
ARTICLE II CORPORATE GOVERNANCE MATTERS		4
2.1	Election of Directors	4
2.2	Consent Rights	6
2.3	Permitted Disclosure	8
ARTICLE III INFORMATION		8
3.1	Books and Records; Access	8
3.2	Confidentiality	9
ARTICLE IV GENERAL PROVISIONS		9
4.1	Termination	9
4.2	Notices	10
4.3	Amendment; Waiver	11
4.4	Further Assurances	11
4.5	Assignment	12
4.6	Indemnification	12
4.7	Third Parties	14
4.8	Reimbursement of Expenses	14
4.9	Governing Law	15
4.10	Jurisdiction; Waiver of Jury Trial	15
4.11	Specific Performance	15
4.12	Entire Agreement	16
4.13	Severability	16
4.14	Table of Contents, Headings and Captions	16
4.15	Counterparts	16
4.16	Effectiveness	16
4.17	No Recourse	16

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of April 27, 2021 by and among Latham Group, Inc., a Delaware corporation (the “Company”), and each of the Principal Stockholders (as defined below).

BACKGROUND:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Common Stock (as defined below); and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and the Principal Stockholders wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Change in Control” means any transaction or series of related transactions (whether by merger, consolidation, recapitalization, liquidation or sale or transfer of Common Stock or assets (including equity securities of the Subsidiaries) or otherwise) as a result of which any Person or group, within the meaning of Section 13(d)(3) of the Exchange Act (other than the Principal Stockholders and their respective Affiliates, any group of which the foregoing are members and any other members of such a group), obtains ownership, directly or indirectly, of (i) Common Stock that represent more than 50% of the total voting power of the outstanding capital stock of the Company or applicable successor entity or (ii) all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Closing Date” has the meaning set forth in the Background.

“Company” has the meaning set forth in the Preamble.

“Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Controlled Entity” means, without limitation, any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Company.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“IPO” has the meaning set forth in the Background.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Necessary Action” means, with respect to a specified result, all actions necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock or other equity securities of the Company, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Pamplona Designee” has the meaning set forth in Section 2.1(a).

“Pamplona Investor” means Pamplona Capital Partners V, L.P., an exempted limited partnership organized under the laws of the Cayman Islands.

“Pamplona Investor Entities” means the Pamplona Investor, its Affiliates and their respective successors and Permitted Assigns; provided, that for purposes of determining any ownership threshold hereunder relevant to the Pamplona Investor Entities, such threshold shall be determined based on the ownership of the Pamplona Investor and its Affiliates (and not, for the avoidance of doubt, any Permitted Assigns).

“Permitted Assigns” means with respect to a Pamplona Investor Entity, a Transferee of shares of Common Stock that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Principal Stockholder Designee” has the meaning set forth in Section 2.1(b).

“Principal Stockholder Entities” means each Pamplona Investor Entity and Wynnchurch Investor Entity.

“Principal Stockholders” means, collectively, the Pamplona Investor and the Wynnchurch Investors, and each, a “Principal Stockholder”.

“Repurchase” has the meaning set forth in Section 2.3(f).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of Directors comprising the Board.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Wynnchurch Designee” has the meaning set forth in Section 2.1(b).

“Wynnchurch Investor Entities” means each Wynnchurch Investor and its Affiliates.

“Wynnchurch Investors” means, collectively, Wynnchurch Capital Partners IV, L.P., a Cayman Islands limited partnership, and WC Partners Executive IV, L.P. a Cayman Islands limited partnership.

1.2Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1	Election of Directors.
(a)Following the Closing Date, the Pamplona Investor (together with any Permitted Assigns who are assigned such rights in accordance with the terms hereof) shall have the right, but not the obligation, to nominate to the Board an aggregate number of designees equal to at least: (i) a majority of the Total Number of Directors, so long as the Pamplona Investor Entities collectively beneficially own 50% or more of the outstanding shares of Common Stock; (ii) 40% of the Total Number of Directors, in the event that the Pamplona Investor Entities collectively beneficially own 40% or more, but less than 50%, of the outstanding shares of Common Stock; (iii) 30% of the Total Number of Directors, in the event that the Pamplona

Investor Entities collectively beneficially own 30% or more, but less than 40%, of the outstanding shares of Common Stock; (iv) 20% of the Total Number of Directors, in the event that the Pamplona Investor Entities collectively beneficially own 20% or more, but less than 30%, of the outstanding shares of Common Stock; and (v) 10% of the Total Number of Directors, in the event that the Pamplona Investor Entities collectively beneficially own 5% or more, but less than 20%, of the outstanding shares of Common Stock. For purposes of calculating the number of Directors that the Pamplona Investor (together with any Permitted Assigns who are assigned such rights in accordance with the terms hereof) is entitled to designate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., one and one quarter (1 1/4) Directors shall equate to two (2) Directors), and any such calculations shall be made after taking into account any increase in the Total Number of Directors. Each such individual whom the Pamplona Investor (together with any Permitted Assigns who are assigned such rights in accordance with the terms hereof) shall actually nominate pursuant to this Section 2.1(a) and who is thereafter elected to the Board to serve as a Director shall be referred to herein as a “Pamplona Designee”.

(b)Following the Closing Date, the Wynnchurch Investors shall have the right, but not the obligation, to nominate to the Board one (1) designee in the event that the Wynnchurch Investor Entities collectively beneficially own five percent (5)% or more of the outstanding shares of Common Stock. Each such individual whom the Wynnchurch Investors shall actually nominate pursuant to this Section 2.1(b) and who is thereafter elected to the Board to serve as a Director shall be referred to herein as a “Wynnchurch Designee” and, together with each Pamplona Designee, collectively, the “Principal Stockholder Designees”.
(c)Except as provided in Section 2.1(a) or Section 2.1(b), as applicable, the Pamplona Investor and the Wynnchurch Investors, as applicable, shall have the exclusive right to, at any time, from time to time, remove their respective designees from the Board, and the Company and the Principal Stockholders shall take all Necessary Action to cause the removal of any such designee at the request of the designating Investor.
(d)Following the Closing Date and subject to applicable Laws and stock exchange regulations, the Pamplona Investor shall have the right, but not the obligation, to have representatives appointed to serve on each committee of the Board in the same proportion as the Pamplona Designees’ representation on the Board. Following the Closing Date and subject to applicable Laws and stock exchange regulations, the Pamplona Investor shall have the right, but not the obligation, to have a representative appointed as an observer to any committee of the Board to which the Pamplona Investor (i) does not elect to have a representative appointed or (ii) is prohibited by applicable Laws or stock exchange regulations from having a representative appointed, in each case for so long as the Pamplona Investor has the right to designate at least one (1) director for nomination under this Agreement. Following the Closing Date and subject to applicable Laws and stock exchange regulations, the Wynnchurch Investor shall have the right, but not the obligation, to have a representative appointed as an observer to any committee of the Board for so long as the Wynnchurch Investor has the right to designate at least one (1) director for nomination under this Agreement.

(e)In the event that the Pamplona Investor or the Wynnchurch Investors have nominated less than the total number of designees the Pamplona Investor or the Wynnchurch Investors shall be entitled to nominate pursuant to Section 2.1(a) or Section 2.1(b), as applicable, the Pamplona Investor and the Wynnchurch Investors, as applicable, shall have the right, at any time, to nominate such additional designees to which they are entitled, in which case the Company, the Principal Stockholders and the Directors shall take all Necessary Action, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware law), to (x) enable the Pamplona Investor or the Wynnchurch Investors, as applicable, to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise, and (y) designate such additional individuals nominated by the Pamplona Investor or the Wynnchurch Investors, as applicable, to fill such newly-created vacancies or to fill any other existing vacancies.
(f)In the event that a vacancy is created at any time by the death, retirement or resignation of any Director designated pursuant to Section 2.1(a) or Section 2.1(b), the remaining Directors, the Principal Stockholders and the Company shall, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware law), cause the vacancy created thereby to be filled by a new designee of the Pamplona Investor or the Wynnchurch Investors, as applicable, as soon as possible, and the Company and the Principal Stockholders hereby agree to take, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware law), at any time and from time to time, all Necessary Action to accomplish the same.
(g)The Company agrees, to the fullest extent permitted by applicable Law (including with respect to fiduciary duties under Delaware law), to include the individuals designated pursuant to this Section 2.1 in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing Directors and to take all Necessary Action to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.

2.2Voting Agreement. Each Principal Stockholder agrees to, and to cause its Affiliates to, cast all votes to which such Principal Sponsor or any of its Affiliates is entitled in respect of its Common Stock, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals designated in accordance with Section 2.1 and to otherwise effect the intent of this Article II.

2.3Consent Rights. For so long as the Pamplona Investor Entities collectively beneficially own at least 25% of the outstanding shares of Common Stock, the following actions by the Company or any of its Subsidiaries shall require the approval of the Pamplona Investor, in addition to the Board’s approval (or the approval of the required governing body of any Subsidiary of the Company):

(a)entering into or effecting a Change in Control;
(b)entering into any agreement providing for the acquisition or divestiture of assets or equity security of any Person, in each case providing for aggregate consideration in excess of $50 million;
(c)entering into any joint venture or similar business alliance having a fair market value as of the date of formation thereof (as reasonably determined by the Board) in excess of $50 million;
(d)initiating a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act;
(e)any material change in the nature of the business of the Company or any Subsidiary, taken as a whole;
(f)any redemption, acquisition or other purchase of any shares of Common Stock (a “Repurchase”) other than Repurchases in accordance with any existing compensation plan of the Company or any Subsidiary or a Repurchase from an employee in connection with such employee’s termination of employment with the Company or any Subsidiary;
(g)any payment or declaration of any dividend or other distribution on any shares of Common Stock or entering into any recapitalization transaction the primary purpose of which is to pay a dividend;
(h)the incurrence of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another Person) in an aggregate principal amount in excess of $50 million, other than (x) the incurrence of trade payables arising in the ordinary course of business of the Company and its Subsidiaries or (y) borrowings under the Company’s term loan or revolving credit facility (or amendments, extensions, or replacements thereof);
(i)terminating the employment of the Chief Executive Officer of the Company or hiring a new Chief Executive Officer of the Company;
(j)increasing or decreasing the size of the Board; and
(k)any transaction with or involving any Affiliate of the Company or any Affiliate of any stockholder of the Company that beneficially owns in excess of ten percent (10%) of the voting power of the Company (in each case, other than any Pamplona Investor Entity), other than any transaction or series of related transactions in the ordinary course of business and on arms-length third-party terms and in an amount less than $10 million.

2.4Permitted Disclosure. Each Pamplona Designee and Wynnchurch Designee is permitted to disclose to the Pamplona Investor Entities (other than any portfolio company of such Pamplona Investor Entity or its Affiliates) and Wynnchurch Investor Entities (other than any portfolio company of such Wynnchurch Investor Entity or its Affiliates), respectively, information about the Company and its Affiliates he or she receives as a result of being a Director.

ARTICLE III

INFORMATION

3.1Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, permit the Principal Stockholder Entities (other than any portfolio company of such Principal Stockholder Entity or its Affiliates) and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary. In addition to other information that might be reasonably requested by the Principal Stockholder Entities from time to time (other than any portfolio company of such Principal Stockholder Entity or its Affiliates), the Company shall also provide (i) direct access to the Company’s auditors and officers upon request, (ii) copies of all materials provided to the board of directors (or committee of the board of directors) at the same time as provided to the directors (or members of a committee of the board of directors) of the Company, (iii) access to appropriate officers and directors of the Company and its Subsidiaries at such times as may be requested by the Principal Stockholder Entities for consultation with the Principal Stockholder Entities with respect to matters relating to the business and affairs of the Company and its Subsidiaries, (iv) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company or any of its Subsidiaries, and to provide the Principal Stockholder Entities with the right to consult with the Company and its Subsidiaries with respect to such actions and (v) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of Company and its Subsidiaries. Notwithstanding the foregoing, or anything else to the contrary contained herein, (x) the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its reasonable best efforts to provide such information to the Principal Stockholder Entities without the loss of any such privilege and notified the Principal Stockholder Entities that such information has not been provided and (y) all of the rights of the Pamplona Investor Entities and the Wynnchurch Investor Entities, as applicable, under this Section 3.1 shall terminate when the Pamplona Investor Entities or the Wynnchurch Investor Entities, as applicable, no longer collectively beneficially own at least five percent (5)% of the outstanding shares of Common Stock.

3.2Confidentiality. The Principal Stockholders agree that such Principal Stockholders will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor their investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.2 by such Principal Stockholders or Principal Stockholder Entity), (b) is or has been independently developed or conceived by the Principal Stockholders without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Principal Stockholders by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Principal Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided that prior to such disclosure such advisor has agreed to be bound to provisions which are the same substantially similar to the provisions of this Subsection 3.2 or otherwise is obligated to keep such information confidential; (ii) to any prospective purchaser of any securities from such Principal Stockholders, provided that prior to such disclosure such prospective purchaser has agreed to be bound to provisions which are the same or substantially similar to the provisions of this Subsection 3.2; (iii) to any Affiliate (other than any portfolio company of such Principal Stockholder Entity or its Affiliates), partner, member, stockholder, or wholly owned subsidiary of such Principal Stockholders in the ordinary course of business, provided that such Principal Stockholders informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) to investors or prospective investors in any investment fund managed (currently or in the future) by any Person that directly or indirectly manages a Principal Stockholder or any affiliate thereof; or (v) as may otherwise be required by law, provided that the Principal Stockholders, to the extent legally permitted, promptly notify the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The Principal Stockholders acknowledge and agree that they are aware that the U.S. securities laws prohibit any person who has material non-public information from purchasing or selling securities of the Company, or from communicating such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

ARTICLE IV

GENERAL PROVISIONS

4.1Termination. This Agreement shall terminate at such time as no Principal Stockholder is entitled to nominate a Director pursuant to Section 2.1(a) or Section 2.1(b), as applicable. All of the rights and obligations (whether as a Principal Stockholder or otherwise) of

(a) the Pamplona Investor Entities, their respective Affiliates and their respective successors and Permitted Assigns shall terminate upon the Pamplona Investor Entities ceasing to own any shares of Common Stock and (b) the Wynnchurch Investor Entities, their respective Affiliates and their respective successors shall terminate upon the Wynnchurch Investor Entities ceasing to own any shares of Common Stock; provided, that all of the rights of the Pamplona Investor Entities and the Wynnchurch Investor Entities, as applicable, under Section 3.1 and Section 4.8 shall terminate upon the Pamplona Investor Entities or the Wynnchurch Investor Entities, as applicable, ceasing to collectively beneficially own at least five percent (5%) of the outstanding shares of Common Stock.

4.2Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent by electronic mail, to the Company at the address or e-mail address set forth below and to any other recipient at the address or e-mail address indicated on the Company’s records, or at such address or e-mail address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when, the day delivered personally, five (5) days after deposit in the U.S. mail, one (1) day after deposit with a reputable overnight courier service, or the day sent by electronic mail (receipt confirmed).

The Company’s address is:

Latham Group, Inc.

787 Watervliet Shaker Road

Latham, New York 12110

Attention: General Counsel

with a copy (not constituting notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Angelo Bonvino, John C. Kennedy

Pamplona Investor’s address is:

c/o Pamplona Capital Management LLC

667 Madison Avenue, 22nd Floor

New York, NY 10065

Attention: Andrew Singer

with a copy (not constituting notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Angelo Bonvino, John C. Kennedy

Wynnchurch Investors’ address is:

c/o Wynnchurch Capital, LLC

6250 N. River Road, Suite 10-100

Rosemont, IL 60018

Attention: Christopher P. O’Brien; Carl Howe

with a copy (not constituting notice) to:

Foley & Lardner LLP

500 Woodward Ave, Suite 2700

Detroit, MI 48226

Attention: Omar Lucia, Thomas B. Spillane

4.3Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the Pamplona Investor; provided, however, that any such amendment, supplement or modification to Section 2.1(b) or that otherwise, by its terms, adversely and uniquely affects the Wynnchurch Investor Entities without similarly affecting the Pamplona Investor Entities shall require the consent of the Wynnchurch Investors. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.4Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held and resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Principal Stockholder Entity being deprived of the rights contemplated by this Agreement.

4.5Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement and any right hereunder may not be assigned by a Principal Stockholder without the express prior written consent of the Company, and any attempted assignment, without such consents, will be null and void; provided, however, that each Pamplona Investor Entity shall be entitled to assign, in whole or in part, to any of its Permitted Assigns without such prior written consent any of its rights hereunder.

4.6	Indemnification.
(a)The Company, will, and will cause its Subsidiaries to, jointly and severally, indemnify, exonerate and hold each Principal Stockholder and its respective partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, stockholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, (i) Indemnitees’ ownership of the Company’s securities or such Indemnitees’ control or ability to influence the Company or any of its Subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach of this Agreement, any other agreement by such Indemnitee or its Affiliates or other related Persons or the breach of any fiduciary or other duty or obligation of such Indemnitee to its direct or indirect equity holders, creditors or Affiliates, (y) to the extent such control or the ability to control the Company or any of its Subsidiaries derives from such Stockholder’s or its Affiliates’ capacity as an officer or director of the Company or any of its Subsidiaries or (z) to the extent such indemnification would violate any applicable law) or (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its Subsidiaries; provided, however that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company, will, and will cause its Subsidiaries to, jointly and severally make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable Law. For the purposes of this Section 4.6, none of the circumstances described in the limitations contained in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Indemnitee to the Company.

(b)The Company, will, and will cause its Subsidiaries to, jointly and severally, reimburse any Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Indemnitee would be entitled to indemnification under the terms of this Section 4.6, or any action or proceeding arising therefrom, whether or not such Indemnitee is a party thereto. The Company or its Subsidiaries, in the defense of any Action for which an Indemnitee would be entitled to indemnification under the terms of this Section 4.6, may, without the consent of such Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Indemnitee, and provided that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by the Company or its Subsidiaries.
(c)The Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause its Subsidiaries to, be fully and primarily responsible for the payment to the Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Delaware General Corporation Law, as amended, (ii) the certificate of incorporation or similar organizational documents, as amended, of the Company, (iii) the bylaws or similar organizational documents, as amended, of the Company, (iv) any director or officer indemnification agreement, (v) this Agreement, (vi) any other agreement between the Company or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (vii) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (viii) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Controlled Entity (clauses (i) through (viii), collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification obligation (together, the “Indemnitee-Related Entities”). Under no circumstance shall the Company or any Controlled

Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company or any Controlled Entity under the Indemnification Sources. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 4.6(c) as though each such Controlled Entity was a party to this Agreement. For purposes of this Section 4.6(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which the Indemnitee shall be entitled to indemnification from both (1) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(d)The rights of any Indemnitee to indemnification pursuant to this Section 4.6 will be in addition to any other rights any such Person may have under any other Section of this Agreement or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of incorporation or bylaws of the Company, any newly formed direct or indirect parent or any direct or indirect Subsidiary or investment holding vehicle with respect to any of the foregoing.
(e)The Company shall obtain and maintain in effect at all times directors’ and officers’ liability insurance reasonably satisfactory to the Principal Stockholders.

4.7Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto or create or establish any third-party beneficiary hereto.

4.8	Reimbursement of Expenses.
(a)The Company will pay directly or reimburse, or cause to be paid directly or reimbursed, the actual and reasonable out-of-pocket costs and expenses incurred by each Principal Stockholder and its respective Affiliates in connection with the monitoring and/or overseeing of their investment in the Company, including (i) reasonable out-of-pocket expenses incurred by directors designated by such Principal Stockholder hereunder in connection with such directors’ board service (including travel), (ii) fees and actual and reasonable out-of-pocket disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants retained by such Principal Stockholder or any of their Affiliates, (iii) reasonable costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by such Principal Stockholder or any of their respective Affiliates and (iv) reasonable transportation, word processing expenses or any similar expense.

(b)All payments or reimbursement for such costs and expenses pursuant to this Section 4.8 will be made by wire transfer in same-day funds to the bank account designated by such Principal Stockholder or its relevant Affiliate promptly upon or as soon as practicable following request for reimbursement; provided, however, that such Principal Stockholder or Affiliate has provided the Company with such supporting documentation reasonably requested by the Company.
(c)Notwithstanding the foregoing, or anything else to the contrary contained herein, all of the rights of the Pamplona Investor Entities and the Wynnchurch Investor Entities, as applicable, under this Section 4.8 shall terminate when the Pamplona Investor Entities or the Wynnchurch Investor Entities, as applicable, no longer collectively beneficially own at least five percent (5)% of the outstanding shares of Common Stock.

4.9Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

4.10Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 4.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.11Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

4.12Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.13Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (b) as to such Person or circumstance or in such jurisdiction, such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.14Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.15Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.16Subsequent Acquisition of Shares. Any equity securities of the Company acquired subsequent to the date hereof by a Principal Stockholder shall be subject to the terms and conditions of this Agreement.

4.17	Effectiveness. This Agreement shall become effective upon the Closing Date.

4.18No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY:

LATHAM GROUP, INC.

By:	/s/ Jason Duva
	Name:	Jason Duva
	Title:	General Counsel and Chief
Administrative Officer

[Signature Page to Stockholders Agreement]

PRINCIPAL STOCKHOLDERS:

PAMPLONA CAPITAL PARTNERS V, L.P.

By: Pamplona Equity Advisors V, Ltd., its
General Partner

By:	/s/ Andrew Singer
	Name:	Andrew Singer
	Title:	Attorney in Fact

[Signature Page to Stockholders Agreement]

WYNNCHURCH CAPITAL PARTNERS IV, L.P.

By: Wynnchurch Partners IV, L.P.
its General Partner

By: Wynnchurch Management, Ltd.
its General Partner

By:	/s/ Chris O'Brien
Name:	Chris O'Brien
Title:	Vice President

WC PARTNERS EXECUTIVE IV, L.P.

By Wynnchurch Partners IV, L.P.
its General Partner

By: Wynnchurch Management, Ltd.
its General Partner

By:	/s/ Chris O'Brien
Name:	Chris O'Brien
Title:	Vice President

[Signature Page to Stockholders Agreement]